EX10.5

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT is entered into and effective as of May 15, 2019 (the “Date of Grant”), by and between Sleep Number Corporation (the “Company”) and	(the “Grantee”).

Unless defined in this Agreement, capitalized terms used in this Agreement shall have the meanings established in the Sleep Number Corporation Amended and Restated 2010 Omnibus Incentive Plan (the “Plan”).

The Company has adopted the Plan, which authorizes the grant of Restricted Stock Unit Awards to Non-Employee Directors serving on the Board of Directors of the Company (the “Board”). The Company desires to give the Grantee, a Non-Employee Director, a proprietary interest in the Company and an added incentive to advance the interests of the Company by granting to the Grantee a Restricted Stock Unit Award pursuant to the Plan.

Accordingly, the parties agree as follows:

1.Grant of Award Units.  The Company hereby grants to the Grantee a Restricted Stock Unit Award (the “Award”) consisting of units (the “Award Units”) that will be settled in shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), subject to the terms, conditions, and restrictions set forth below and in the Plan. Reference in this Agreement to the Award Units will be deemed to include the Dividend Proceeds (as defined in Section 3.3 of this Agreement) with respect to such Award Units that are retained and held by the Company as provided in Section 3.3 of this Agreement.

2.Grant Restriction.

2.1Restriction and Forfeiture.  The Grantee’s right to the Award Units and the shares of Common Stock issuable under the Award Units will be fully vested at the end of the earlier of: (i) the first anniversary of the date of this Agreement or (ii) the next annual meeting of shareholders of the Company at which directors are elected to the Board (the “Vesting Period”) subject to the Grantee remaining in continuous service on the Board throughout the Vesting Period; provided, however, that such service period restrictions (the “Restrictions”) will lapse and terminate prior to end of the Vesting Period as set forth in Section 2.2 below (or as otherwise set forth in the Plan for any circumstance not contemplated by the terms of Section 2.2).

2.2Death, Disability, or other Termination of Employment or Service.

(a)Death or Disability.  In the event of the Grantee’s death or Disability during the Vesting Period and prior to the Grantee’s termination of service on the Board, the Restrictions applicable to the Award Units will immediately lapse and terminate and the shares of Common Stock to be issued in settlement of the Award Units will be issued as soon as reasonably possible.

(b)Termination Due to Retirement or Resignation.

(i)In the event that the Grantee’s service on the Board is terminated by reason of the Grantee’s retirement or resignation from the Board prior to the end of the Vesting Period and the Grantee has five (5) or more years of service on the Board prior to such retirement or resignation, then the Grantee will receive a pro rata portion of Award Units that vest, pursuant to this provision, based on the number of calendar days elapsed in the Vesting Period divided by the total number of calendar days in the Vesting Period (e.g., if retirement or resignation occurs 243 calendar days into a 365-day Vesting Period, then 243/365ths of the Award Units will be vested). The shares of Common Stock to be issued in settlement of the vested Award Units will be issued as soon as reasonably possible. The remaining unvested Award Units will immediately terminate and be forfeited without notice of any kind.

(ii)In the event that the Grantee’s service on the Board is terminated by reason of the Grantee’s retirement or resignation from the Board prior to the end of the Vesting Period and the Grantee has fewer than five (5) years of service on the Board prior to such retirement or resignation, all rights of the Grantee under this Agreement will immediately terminate and be forfeited without notice of any kind.

(c)Termination for Reasons other than Death, Disability or Retirement.  Except as otherwise expressly provided in the Plan, in the event the Grantee’s service on the Board is terminated prior to the end of the Vesting Period for any reason other than death, Disability, retirement or resignation from the Board as provided above, all rights of the Grantee under this Agreement relating to Award Units with respect to which the Restrictions have not lapsed will immediately terminate and be forfeited without notice of any kind.

3.Issuance of Shares.

3.1Timing.  Vested Award Units shall be converted to shares of Common Stock on a one-for-one basis, and such shares shall be issued as soon as reasonably possible after the end of the Vesting Period, subject to the provisions set forth above applicable to vesting events that occur prior to the end of the Vesting Period.

3.2Limitations on Transfer.  Award Units will not be assignable or transferable by the Grantee, either voluntarily or involuntarily, and may not be subjected to any lien, directly or indirectly, by operation of law or otherwise. Any attempt to transfer, assign, or encumber the Award Units, other than in accordance with this Agreement and the Plan, will be null and void and will void the Award, and all Award Units for which the Restrictions have not lapsed will be forfeited and immediately returned to the Company.

3.3Dividends and Other Distributions.  The Award Units are being granted with an equal number of dividend equivalents. Accordingly, the Grantee is entitled to receive an additional award unit with a value equal to any dividends or distributions (including, without limitation, any cash dividends, stock dividends or dividends in kind, the proceeds of any stock split, or the proceeds resulting from any changes or exchanges described in Section 6 of this Agreement, all of which are referred to herein collectively as the

“Dividend Proceeds”) that are paid or payable with respect to one share of Common Stock for each Award Unit, which will be subject to the same rights, restrictions, and performance conditions under this Agreement as the Award Units to which such dividends or distributions relate. The number of additional award units to be received as divided equivalents for each Award Unit shall be determined by dividing the cash dividend per share by the Fair Market Value of one share of Common Stock on the dividend or distribution payment date. All such additional award units received as dividend equivalents will be subject to the same restrictions and performance conditions as the Award Units to which such Dividend Proceeds relate.

3.4Fractional Shares.  The Grantee acknowledges that the Company will not issue or deliver fractional shares of Common Stock under this Agreement. All fractional shares will be rounded up to the nearest whole share.

4.Rights of the Grantee.  The Grantee will have no rights as a shareholder until the Grantee becomes the holder of record of shares of Common Stock issued in settlement of the Award Units. As soon as reasonably possible after the satisfaction of any conditions to the effective issuance of shares of Common Stock in settlement of the Award Units, the shares will be issued by the Company.

5.Withholding Taxes.  The Company is entitled to (a) withhold and deduct from future wages of the Grantee (or from other amounts that may be due and owing to the Grantee from the Company), or to withhold from the shares of Common Stock that would otherwise be determined to be paid to the Company out of Dividend Proceeds, or make other arrangements for the collection of all amounts the Company reasonably determines are required to satisfy any federal, state, or local withholding tax requirements attributable to the receipt of the Award, the receipt of dividends or distributions on Award Units, or the lapse or termination of the Restrictions applicable to Award Units, or (b) require the Grantee promptly to remit the amount of such withholding to the Company. In the event that the Company is unable to withhold such amounts, for whatever reason, the Grantee agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal, state, or local law.

6.Adjustments.  In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, or divestiture (including a spin-off) or any other change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation), in order to prevent dilution or enlargement of the rights of the Grantee, will make appropriate adjustment (which determination will be conclusive) as to the number and kind of securities or other property (including cash) subject to this Award.

7.Subject to Plan.  The Award and the Award Units granted pursuant to this Agreement have been granted under and, except as otherwise expressly provided in this Agreement, are subject to all of the terms and conditions of the Plan. In addition, the Grantee, by execution hereof, acknowledges having received a copy of the Plan, a copy of the Company’s most recent annual report, and a copy of the Company’s most recent proxy statement. The provisions of this Agreement will be interpreted as to be consistent with the Plan and any ambiguities in this

Agreement will be interpreted by reference to the Plan. In the event that any provision of this Agreement is not authorized by the terms of the Plan, the terms of the Plan will prevail.

8.Miscellaneous.

8.1Binding Effect.  This Agreement will be binding upon the heirs, executors, administrators, and successors of the parties to this Agreement.

8.2Governing Law.  This Agreement and all rights and obligations under this Agreement will be construed in accordance with the Plan and governed by the laws of the State of Minnesota, without regard to conflicts of laws provisions. Any legal proceeding related to this Agreement will be brought in an appropriate Minnesota court, and the parties to this Agreement consent to the exclusive jurisdiction of the court for this purpose.

8.3Entire Agreement.  This Agreement and the Plan set forth the entire agreement and understanding of the parties to this Agreement with respect to the grant and vesting of this Award and the administration of the Plan and supersede all prior agreements, arrangements, plans, and understandings relating to the grant and vesting of this Award and the administration of the Plan.

8.4Amendment and Waiver.  Other than as provided in the Plan, this Agreement may be amended, waived, modified, or canceled only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance.

8.5Code Section 409A.  Payments of amounts under this Agreement are intended to be exempt from the requirements of Code section 409A, and this Agreement shall in all respects be administered and construed to give effect to such intent.

The parties hereto have executed this Agreement effective the day and year first above written.

SLEEP NUMBER CORPORATION

Shelly Ibach
President and CEO

By execution of this Agreement, theGRANTEE
Grantee acknowledges having received
a copy of the Plan, the Company’s annual
report, and the Company’s proxy statement.(Signature)

(Name and Address)

____________________________________

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